EXHIBIT 99.2
90-92 Main Street, P.O. Box 58
Wellsboro, PA 16901
Phone: (570) 724-3411 Fax: (570) 723-8097
E-Mail: cnemail@cnbankpa.com Web Page: http://www.cnbankpa.com
Stock Symbol: CZNC

Chartered 1864 Member	FEDERAL DEPOSIT INSURANCE CORP
March 31, 2009 QUARTERLY REPORT
Dear Shareholder:
     For the first time in its existence, Citizens & Northern Corporation is reporting a quarterly loss. Due to continued deterioration in value of pooled trust preferred securities and bank stocks resulting in more other-than-temporary-impairment, we are reporting a loss of $7.025 million for the first quarter of 2009.
     While that is the bad news, the good news is that we continue to see the benefits to Core Earnings of the expense reductions and revenue enhancements we have implemented over the past 18 months. Core Earnings are up over 30% compared to the first quarter of 2008. New Core Earnings information has been added to the unaudited financial information to provide the reader with an understanding of the financial performance without the effects of the other-than-temporary-impairment on investment securities.
     Our net interest margin increased 9.16% over the same period in 2008. Due to improvements in our loan asset quality, our provision for loan losses was over $1 million less compared to last year and nonperforming loans as a percentage of total assets remains low. Noninterest income is down compared to the same period last year because last year’s income included a nonrecurring item of $533,000 from the redemption of Visa restricted shares from its public offering. Last year’s noninterest income also included a dividend of $119,000 on Federal Home Loan Bank of Pittsburgh stock. Due to portfolio losses, the Federal Home Loan Bank of Pittsburgh has suspended its dividends. Noninterest expense increased $174,000 mainly due to a $279,000 increase in FDIC insurance rates.
     Total assets are up a modest 1.92%. Loan demand was very slow for the first quarter, in part due to seasonality and in part due to the recession. Deposits and repo sweep accounts increased by 3.52% over the same period of 2008. Finally, the regulatory capital ratios remain substantially above the well-capitalized level.
     While we are disappointed to report these results, C&N remains a financially healthy and strong organization.
Craig G. Litchfield
Chairman, President, & CEO

CITIZENS & NORTHERN CORPORATION
BOARD OF DIRECTORS
Craig G. Litchfield     Chairman of the Board

Dennis F. Beardslee	Raymond R. Mattie
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Leo F. Lambert	Ann M. Tyler
Edward L. Learn	Charles H. Updegraff, Jr.
DIRECTORS EMERITI

Karl W. Kroeck	R. Robert DeCamp
CITIZENS & NORTHERN BANK
OFFICES

428 S. Main Street, ATHENS, PA 18810	570-888-2291
10 N Main Street, COUDERSPORT, PA 16915	814-274-9150
111 Main Street, DUSHORE, PA 18614	570-928-8124
Main Street, EAST SMITHFIELD, PA 18817	570-596-3131
104 Main Street, ELKLAND, PA 16920	814-258-5111
135 East Fourth Street, EMPORIUM, PA 15834	814-486-1112
230-232 Railroad Street, JERSEY SHORE, PA 17740	570-398-4555
102 E. Main Street, KNOXVILLE, PA 16928	814-326-4151
Main Street, LAPORTE, PA 18626	570-946-4011
Main Street, LIBERTY, PA 16930	570-324-2331
1085 S. Main Street, MANSFIELD, PA 16933	570-662-1111
RR 2 Box 3036, MONROETON, PA 18832	570-265-2157
3461 Rte.405 Highway, MUNCY, PA 17756	570-546-6666
100 Maple Street, PORT ALLEGANY, PA 16743	814-642-2571
Thompson Street, RALSTON, PA 17763	570-995-5421
1827 Elmira Street, SAYRE, PA 18840	570-888-2220
2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702	570-601-3016
41 Main Street, TIOGA, PA 16946	570-835-5236
428 Main Street, TOWANDA, PA18848	570-265-6171
Court House Square, TROY, PA 16947	570-297-2159
90-92 Main Street, WELLSBORO, PA 16901	570-724-3411
130 Court Street, WILLIAMSPORT, PA 17701	570-320-0100
1510 Dewey Ave., WILLIAMSPORT, PA 17702	570-323-9305
Route 6, WYSOX, PA 18854	570-265-9148

TRUST & FINANCIAL MANAGEMENT GROUP
90-92 Main Street, Wellsboro, PA 16901	800-487-8784
428 Main Street, Towanda, PA 18848	888-987-8784
1827 Elmira Street, Sayre, PA 18840	888-760-8192
130 Court Street, Williamsport, PA 17701	570-601-6000
10 N Main Street, Coudersport, PA 16915	800-921-9150
135 East Fourth Street, Emporium, PA 15834	814-486-1112

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901
BANKCARD SERVICES - 10 Nichols St., Wellsboro PA 16901	800-577-8001
ELECTRONIC BANKING – 10 Nichols St., Wellsboro, PA 16901	800-577-9397
www.cnbankpa.com
C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

FIRST STATE BANK
OFFICES
3 Main Street, CANISTEO, NY 14823	607-698-4295
6250 County Route 64, HORNELL, NY 14843	607-324-4081
www.fsbcanisteo.com

CONSOLIDATED STATEMENT OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)

	1ST QUARTER	4TH QUARTER	1ST QUARTER
	2009	2008	2008
	(Current)	(Prior Qtr)	(Prior Yr)
Interest and Dividend Income	$7,571	$18,589	$18,700
Interest Expense	6,606	7,195	8,656

Interest Margin	10,965	11,394	10,044
(Credit) Provision for Loan Losses	(173)	240	904

Interest Margin After (Credit) Provision for Loan Losses	11,138	11,154	9,140
Other Income	2,766	3,179	3,487
Net Losses on Available-for-sale Securities	(16,679)	(3,878)	(110)
Other Expenses	8,638	7,989	8,464

(Loss) Income Before Income Tax (Credit) Provision	(11,413)	2,466	4,053
Income Tax (Credit) Provision	(4,388)	288	937

Net (Loss) Income	(7,025)	2,178	3,116
U.S. Treasury Preferred Dividends	309	—	—

Net (Loss) Income Available to Common Shareholders	$(7,334)	$2,178	$3,116

Core Earnings (a)	$4,207	$4,766	$3,228

Core Earnings Available to Common Shareholders (a)	$3,898	$4,766	$3,228

PER COMMON SHARE DATA:
Net (Loss) Income — Basic	$(0.82)	$0.24	$0.35
Net (Loss) Income — Diluted	$(0.82)	$0.24	$0.35
Dividend Per Share	$0.24	$0.24	$0.24
Number Shares Used in Computation — Basic	8,956,076	8,951,596	8,974,407
Number Shares Used in Computation — Diluted	8,956,076	8,977,432	8,991,327
Number Shares Used in Computation — Diluted — for Ratios Based on Core Earnings (a)	8,958,604	8,977,432	8,991,327

CONSOLIDATED BALANCE SHEET
(In Thousands, Except Per Share Data) (Unaudited)

	MARCH 31,	DEC. 31,	MARCH 31,
	2009	2008	2008
ASSETS
Cash & Due from Banks	$54,250	$24,028	$37,479
Trading Securities	2,685	2,306	5,350
Available-for-sale Securities	418,428	419,688	423,235
Loans, Net	723,388	735,687	720,928
Intangible Assets	12,688	12,840	13,272
Other Assets	93,485	87,088	80,033

TOTAL ASSETS	$1,304,924	$1,281,637	$1,280,297

LIABILITIES
Deposits	$874,006	$864,057	$842,884
Repo Sweep Accounts	36,769	38,047	36,894

Total Deposits and Repo Sweeps	910,775	902,104	879,778
Borrowed Funds	241,453	247,426	260,074
Other Liabilities	11,550	10,081	8,731

TOTAL LIABILITIES	1,163,778	1,159,611	1,148,583

SHAREHOLDERS’ EQUITY
Preferred Stock	25,622	—	—
Common Shareholders’ Equity, Excluding Accumulated Other Comprehensive Income/Loss	139,593	145,240	145,125
Accumulated Other Comprehensive Income/ Loss:
Net Unrealized Gains/Losses on Available- for-sale Securities	(23,816)	(23,120)	(13,012)
Defined Benefit Plans	(253)	(94)	(399)

TOTAL SHAREHOLDERS’ EQUITY	141,146	122,026	131,714

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,304,924	$1,281,637	$1,280,297

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)

	3 MONTHS ENDED		%
	MARCH 31,		INCREASE
	2009	2008	(DECREASE)
EARNINGS PERFORMANCE
Net (Loss) Income	$(7,025)	$3,116	-325.45%
Return on Average Assets	-2.17%	0.98%	-321.43%
Return on Average Equity	-20.10%	8.99%	-323.58%
Core Earnings (a)	$4,207	$3,228	30.33%
Core Earnings/Average Assets (a)	1.30%	1.02%	27.45%
Core Earnings/Average Equity (a)	12.04%	9.31%	29.32%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,304,924	$1,280,297	1.92%
Available-for-Sale Securities	418,428	423,235	-1.14%
Loans (Net)	723,388	720,928	0.34%
Allowance for Loan Losses	7,651	8,948	-14.49%
Deposits and Repo Sweep Accounts	910,775	879,778	3.52%

Trust Assets Under Management	520,372	634,489	-17.99%

SHAREHOLDERS’ VALUE (PER COMMON SHARE)
Net Income — Basic	$(0.82)	$0.35	-334.29%
Net Income — Diluted	$(0.82)	$0.35	-334.29%
Core Earnings — Basic (a)	$0.44	$0.36	22.22%
Core Earnings — Diluted (a)	$0.44	$0.36	22.22%
Dividends	$0.24	$0.24	0.00%
Common Book Value	$12.89	$14.70	-12.31%
Tangible Common Book Value	$11.48	$13.22	-13.16%
Market Value (Last Trade)	$18.49	$19.83	-6.76%
Market Value / Common Book Value	143.44%	134.90%	6.34%
Market Value / Tangible Common Book Value	161.06%	150.00%	7.38%
Price Earnings Multiple	NM	14.16	NM
Dividend Yield	5.19%	4.84%	7.23%

SAFETY AND SOUNDNESS
Tangible Common Equity / Tangible Assets	7.96%	9.35%	-14.87%
Nonperforming Assets / Total Assets	0.69%	0.59%	17.60%
Allowance for Loan Losses / Total Loans	1.05%	1.23%	-14.63%
Risk Based Capital Ratio	14.45%	16.63%	-13.11%

AVERAGE BALANCES
Average Assets	$1,295,477	$1,271,829	1.86%
Average Equity	139,770	138,678	0.79%

NM — Not meaningful.

(a) Core Earnings is an earnings performance measurement which management has defined to exclude other-than-temporary impairment (OTTI) losses on available-for-sale securities. Core Earnings is a performance measurement that is not based on U.S. generally accepted accounting principles (U.S. GAAP). Management believes Core Earnings information is meaningful for evaluating the Corporation’s operating performance, because it excludes the effects of market volatility, particularly as it relates to the Corporation’s investments in pooled trust-preferred securities and bank stocks. Reconciliation of Net (Loss) Income determined under U.S. GAAP to Core Earnings is as follows:

	1ST QUARTER	4TH QUARTER	1ST QUARTER
	2009	2008	2008
	(Current)	(Prior Qtr)	(Prior Yr)
Net (Loss) Income	$(7,025)	$2,178	$3,116
Add: OTTI Losses	17,018	3,921	169
Less: Income Tax on OTTI Losses, at 34%	(5,786)	(1,333)	(57)

Core Earnings	$4,207	$4,766	$3,228

May 1, 2009
Memo
To: Shareholders
From: Craig Litchfield
RE: First Quarter Financial Results
Citizens & Northern is reporting a $7.3 million dollar net loss for the first quarter of 2009. That’s the bad news. The good news is that because of the efforts of all our employees who have worked hard to implement the changes made over the past eighteen (18) months, Core Earnings have increased by 30% compared to the first quarter of 2008 to $4.2 million. More good news is that Citizens & Northern is a healthy company that has a strong capital position with ratios significantly above the highest regulatory threshold for being “well capitalized.” A strong capital position allows a bank to absorb loan or security losses that may arise in the normal course of business; e.g., making loans and investments.
As the national economy deteriorated over the last year and the beginning of 2009, we anticipated that losses might occur in the securities portfolio, especially in our investment portfolios holdings of bank stocks and pooled trust preferreds, which are substantially comprised of debt issued by banks. As you have heard, the banking industry has been especially adversely affected by the current recession. For over a year, we have communicated our concerns about the possible securities losses that we may have to recognize. Last year, if you recall, we recognized over $6.6 million in after tax losses on bank stocks and pooled trust preferreds, and with good Core Earnings we were able to absorb the losses and record acceptable net income. For the first quarter of 2009, we are recognizing stock and securities losses of $11.232 million net of tax.
Because of our strong Core Earnings, which will be sustained with our continued hard work, our strong capital position and because of the substantial organizational restructuring and staffing reductions we have undergone over the past eighteen (18) months, there is no need to for Citizens & Northern to consider additional restructuring. Having said that, we can never rest on our successes, and we will continue to look for opportunities to improve our service quality, operational efficiencies, market share and Core Earnings. That is how we remain financially strong. That is how we will continue to be an independent and locally focused organization.
Certainly, you will be asked questions by customers, friends and family who will hear that we have reported a loss for the first quarter. They will be concerned about the safety of the bank and their money. It is important that you assure them that Citizens & Northern is financially strong.
•	Our Core Earnings from traditional banking are up and at historically high levels.

•	Our capital is significantly above the highest required regulatory capital requirements.

•	The losses are due to holdings in our investment portfolios that have been affected by the current recession. Those investments were appropriate, met with regulatory approval and were investment grade at the time of purchase. They were not considered excessively risky when purchased.

•	Citizens & Northern has not participated in subprime lending or the other excessively risky businesses that have created or contributed to the current economic crisis.
While it is disappointing to report a loss, Citizens & Northern is financially strong and will remain, with our hard work, a major player in the markets we serve. The economy that has affected the financial performance of many traditional community banks in Pennsylvania and throughout the country will improve. In addition, we will continue to be true to our Mission of being an independent, locally focused organization that serves, to the best or our ability, our Customers, Communities, Employees and Shareholders.